Exhibit 99.1

Creative Medical Technology Holdings, Inc. December 2018 Shareholder Update

PHOENIX, Dec. 27, 2018 /PRNewswire/ -- (OTCQB-CELZ) Creative Medical Technology Holdings, Inc. announced today an update of its activities:

As we end 2018 we look forward to continuing to reach multiple milestones in 2019.

CaverStem™ domestic activities: As previously reported, we are continuing marketing to physicians across the United States. Additional physicians are scheduled for training, patients are being treated and revenues are being generated and increasing each month.

We anticipate reaching financial self-sufficiency by revenues from sales in 2019.

Physician Marketing Campaigns: Scheduled for release in January 2019, CaverStem™ will begin a series of mailer and email campaigns introducing the CaverStem™ procedure to licensed physicians in the areas of urology, sexual function and plastic surgery. This campaign which will be expanded on a monthly basis with follow up mailers and emails and calls from our sales representatives. It's our goal to reach out to a minimum of 2500 new physicians each month by these methods.

Brand Awareness to Patients: Scheduled for launch in January 2019, CaverStem™ will increase its online presence on Social Media by sponsorships and banner advertising on websites and search engines attracting the active male. We are currently negotiating an advertising campaign in Los Angeles as our first city to expand into print and radio advertising.

CaverStem™ International: As was announced by publication across social media outlets and our press conference, the company successfully sponsored the treatment of two patients in Moscow using the CaverStem™ procedure. Treatment of patients is ongoing with positive results and is anticipated to steadily increase in 2019. Physicians in Switzerland and Italy are being scheduled for training and patients are being recruited.

CaverStem™ clinical trial: We understand the eagerness to receive published data. We are continuing to work towards this goal of publication of the results as soon as possible.

FemCelz™: as previously announced, we are progressing with the development of the FemCelz™ procedure for the treatment of female sexual dysfunction using stem cells from the patient's own bone marrow. We are preparing the patient protocol and designing the website in anticipation of this launch in Q1. Many of our existing CaverStem™ affiliated physician's also treat female patients for sexual function and we anticipate that they will be the leaders in progressing the FemCelz™ program.

U.S. and international agreements have been reached for exclusive distribution rights for the FDA approved Generation 2 bone marrow harvest technology which has been used with multiple ED patients in the past 90 days with excellent results. By replacing the centrifuge technology with our Generation 2 technology we realize the following benefits;

1.	Reduced bone marrow harvest from 60cc to 20cc.

2.	Higher cell count (less blood harvested).

3.	Reduced procedure time.

4.	Reduced startup cost for physician by eliminating centrifuge.

StemSpine™: In order to concentrate our efforts on CaverStem™ domestic and international and FemCelz™, StemSpine™ is expected to launch in late 2019. We feel it is in the best interest of the company to dedicate much of our resources to continue to build those brands and our cash flow before commercializing StemSpine.

AmnioStem™: We are continuing to accumulate data in order to file for an FDA IND on the use of our amniotic stem cell for the treatment of stroke. We will advise milestones in subsequent filings.

Other patent pending technologies: We continue to prosecute our patent applications with the USPTO.

Acquisitions in 2019: We anticipate acquiring the Virility Centers of America brand from affiliate company Creative Medical Health, Inc. in Q1 2019. The use of the Virility Centers brand is related to male and female wellness clinics, including sexual function (CaverStem™ and FemCelz™), incontinence and infertility. This brand will complement the CaverStem™ and FemCelz™ brands.  The benefit to the company will be

1.	Additional revenue sources from licensing, marketing and administrative fees as allowed for a Medical Service Organization (MSO).

2.	Additional revenue from sale of our medical equipment.

3.	Greater combined brand awareness by cross marketing.

We wish everyone a Happy New Year and the CELZ team will continue to do our best to build the fundamentals of the company, which we believe are stronger than ever.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com.  For more information on our CaverStem™ procedure please go to www.caverstem.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.

SOURCE Creative Medical Technology Holdings, Inc.